UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 4, 2002

Kitty Hawk, Inc.
(Exact name of registrant as specified in its charter)

Delaware	0-25202	75-2564006
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

1515 West 20th Street P.O. Box 612787 DFW Airport, Texas	75261
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (972) 456-2200

Not Applicable
(Former name or former address, if changed since last report)

Item 5.    Other Events and Regulation FD Disclosure.

On November 4, 2002, Kitty Hawk, Inc. (the “Company”) announced that Robert W. Zoller, Jr. has succeeded Tilmon J. Reeves as the Company’s President and Chief Executive Officer. Mr. Zoller was elected to such offices by the Company’s Board of Directors following Mr. Reeves’ resignation from the Company on November 4, 2002. Mr. Zoller was also elected as a director of the Company, filling a vacancy left on the Board by Mr. Reeves’ resignation from the Board of Directors. Additionally, James R. Craig has resigned from the Board of Directors and his position of Vice President and General Counsel of the Company as of November 4, 2002. Mr. Reeves will provide consulting services to the Company for a one-year period, which may be extended for an additional year at the election of either party. Mr. Reeves is subject to a two year non-competition agreement, which will be extended for an additional year in the event the consulting agreement is extended. Mr. Craig will be available to provide advice and consultation to the Company from time to time.

The Company issued a press release on November 4, 2002, with respect to Mr. Zoeller becoming the Company’s President and Chief Executive Officer and a director of the Company. A copy of the press release is attached hereto as Exhibit 99.1.

On November 7, 2002, the Company also announced that Gerald L. Gitner, a director of the Company since October 1, 2002, has been elected as non-executive Chairman of the Board effective as of November 4, 2002. The Company issued a press release on November 7, 2002, with respect to Mr. Gitner’s election as Chairman of the Board. A copy of the press release is attached hereto as Exhibit 99.2.

Item 7.    Financial Statements and Exhibits

(a)    Financial Statements of businesses acquired.

Not applicable

(b)    Pro forma financial information.

Not applicable

(c)    Exhibits

The Exhibit Index attached hereto is incorporated by reference herein.

* * * * *

1

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Company has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

KITTY HAWK, INC.

Date: November 7, 2002	By:	/s/ Drew Keith
	Name: Title:	Drew Keith Chief Financial Officer

EXHIBIT INDEX

Exhibit Number	Description
99.1	Press Release issued by Kitty Hawk, Inc. on November 4, 2002

99.2	Press Release issued by Kitty Hawk, Inc. on November 7, 2002